UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 27, 2006

DOCUMENT SCIENCES CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	000-20981	33-0485994
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5958 Priestly Drive Carlsbad, California	92008

(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (760) 602-1400

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On July 27, 2006, Document Sciences Corporation (the “Company”) entered into an executive employment agreement (“Employment Agreement”) with Edward Calnan.

Mr. Calnan will be employed in the capacity of Senior Vice President Sales with a start date of September 16, 2006. The Employment Agreement provides for a base annual salary of $200,000 and a performance-based bonus targeted at 100% of such annual base salary for on-plan performance with compensation accelerators for above plan performance as outlined in an Annual Sales Objective Agreement. Mr. Calnan will receive 25,000 restricted shares of the Company’s stock and 25,000 stock options to purchase the Company’s stock. If Mr. Calnan is terminated by the Company without cause, he is entitled to receive (i) an amount equal to his then-current annual base salary and performance-based bonus for a 6-month period and (ii) continuation of health benefits for a 6-month period. In addition, Mr. Calnan has agreed under his Employment Agreement that he will not, while his Employment Agreement is in effect and for 6 months after its termination, agree to be employed by any of the Company’s competitors.

The description of the material features of the Employment Agreement provided above is qualified in its entirety by reference to the full text of such agreement, which is attached hereto as Exhibits 10.1, and is incorporated herein by reference.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(c) On July 27, 2006, the Company hired Mr. Calnan as Senior Vice President Sales. Mr. Calnan joins Document Sciences from Capital IQ, a division of Standard & Poor’s, where he was Senior Vice President and General Manager responsible for the Northeast market. Prior to that, Mr. Calnan was Senior Vice President of Global Sales and Account Management for Thomson Financial. He also has held senior sales leadership positions with WorldStreet Corporation and One World Software Solutions. Mr. Calnan holds a BA degree from Saint Michael’s College.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

10.1	Executive Employment Agreement between Document Sciences Corporation and Edward Calnan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 19, 2006

DOCUMENT SCIENCES CORPORATION

By:	/s/ John L. McGannon
Name:	John L. McGannon
Its:	President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1	Executive Employment Agreement between Document Sciences Corporation and Edward Calnan.